UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2024

Energy Services of America Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32998	20-4606266
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 West 3rd Ave., Huntington, West Virginia	25701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(304) 522-3868

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001	ESOA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 2, 2024, Energy Services of America Corporation (“Energy Services” or the “Company”) completed the previously announced acquisition of the assets of Tribute Contracting & Consultants, LLC (“Tribute”), an Ohio corporation located in South Point, Ohio. Tribute is an underground utility contractor that employs approximately 90 construction workers and primarily specializes in water and wastewater system installations in Ohio, Kentucky, and West Virginia.

Pursuant to the Asset Purchase Agreement (“Agreement”) dated October 30, 2024, Tribute Acquisition Company, Inc. (“Buyer”), a newly formed subsidiary of Energy Services, acquired substantially all the assets (including but not limited to customer contracts, employees and equipment) of Tribute for $22.0 million in cash, subject to a working capital adjustment, and $2.0 million in Energy Services Common Stock (“Stock”). Todd Harrah and Tommy Enyart will continue their employment with the Company’s new subsidiary.

The $22.0 million in cash was funded through a $16.0 million loan with United Bank, West Virginia, with the remainder paid in cash by the Company. Additionally, Mr. Harrah and Mr. Enyart (the “Sellers”) each received $1.0 million in Stock pursuant to an exemption under The Securities Act of 1933. Based on the market value calculation in the Agreement, the Sellers each received 67,386 shares of Stock.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 2.1 Asset Purchase Agreement dated October 30, 2024

104 Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENERGY SERVICES OF AMERICA CORPORATION

DATE: December 6, 2024	By:	/s/ Charles Crimmel
Charles Crimmel
Chief Financial Officer